Dror Ortho-Design, Inc. 8-K

Exhibit 2.2

Amendment To Share Exchange Agreement

This Amendment to Share Exchange Agreement (this “Amendment”), dated as of July [●], 2023, is by and among Novint Technologies, Inc., a Delaware corporation (the “Parent”), Dror Ortho-Design Ltd., a company incorporated under the laws of the state of Israel (the “Company”), and the shareholders of the Company that are signatory hereto or who sign a joinder in the Form of Exhibit A to the Agreement (as defined below) (each a “Shareholder” and, collectively, the “Shareholders”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

Whereas, the Parties are parties to that certain Share Exchange Agreement, dated as of July 5, 2023, a copy of which is attached hereto as Exhibit A (the “Agreement”);

Whereas, the Parties desire to amend the Agreement as set forth below.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Amendments. Section 1.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to the Parent its Company Shares free and clear of all Liens (as defined in Section 2.01) in exchange for shares of Parent Series A Preferred Stock, with each Company Share being exchanged for 36.77270 shares of Parent Series A Preferred Stock (the “Exchange Ratio”).

2.	Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in .pdf or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.	Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 8.11 OF THE AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

4.	Terms and Conditions of the Agreement. Except as modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

[Signature pages follow immediately.]

[Parent Signature Page to Amendment to Share Exchange Agreement]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Parent:

NOVINT TECHNOLOGIES, INC.

By:
Name:
Title:

[Company Signature Page to Amendment to Share Exchange Agreement]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Company:

Dror Ortho-Design Ltd.

By:
Name:	Eliyahu (Lee) Haddad
Title:	Chief Executive Officer

[Shareholder Signature Page to Amendment to Share Exchange Agreement]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

By:
Name of Shareholder: